Exhibit 10.13

INDUSTRIAL LEASE AGREEMENT

by and between

ASHLAND NORTHWEST PARTNERS L.P.

(“Landlord”)

and

MONOSOL Rx, LLC

(“Tenant”)

Dated: __________________

INDUSTRIAL LEASE SUMMARY

LANDLORD
Legal Name:	Ashland Northwest Partners L.P.
Address:	227 S. Main, Suite 300
	P.O. Box 1331
	South Bend, IN 46601

TENANT
Legal Name:	MonoSol Rx LLC
Address:	6560 Melton Rd
	Portage, IN 46368
Guarantor(s):	Intentionally omitted

PREMISES
Building Name:	Ashland
Address:	6465 Ameriplex Drive
Leased Square Feet:	72,912
Permitted Uses:	General office and warehouse and other legal uses permitted by zoning regulations

TERM
Length of Term:	60 months
Commencement Date:	April 1, 2007
Expiration Date:	March 31, 2012

RENT
Per Square Foot:	4-1-07 thru 10-31-08	$5.50
	11-1-08 thru 10-31-10	$6.25
	11-1-10 thru 3-31-12	$7.00
Per Month:	4-1-07 thru 10-31-08	$33,418.00
	11-1-08 thru 10-31-10	$37,975.00
	11-1-10 thru 3-31-12	$42,532.00
Security Deposit:	$100,254.00 (three months rent)

OPERATING EXPENSES
Amount:	$0.90 psf estimated
Lease Year:	2007

OPTIONS
Option to Renew	Option 1: Two years at $7.25 psf
Option 2: Two years at $7.50 psf
	Option 3: Five years:	Years 1-2 at $7.75 psf
Years 3-5 at $8.00 psf

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TABLE OF CONTENTS

1.	PREMISES; PREPARATION	1

2.	TERM	1

3.	USE	1

4.	RENT	1

5.	ADDITIONAL RENT FOR OPERATING EXPENSES	2

6.	SECURITY DEPOSITS	4

7.	SERVICES PROVIDED BY THE LANDLORD	4

8.	LANDLORD’S TITLE	5

9.	ASSIGNMENT AND SUBLETTING	5

10.	DAMAGE OR DESTRUCTION	5

11.	SIGNS	6

12.	ALTERATIONS	6

13.	USE OF THE PREMISES	7

14.	REPAIRS AND MAINTENANCE	8

15.	EMINENT DOMAIN	9

16.	ENVIRONMENTAL CONDITIONS	9

17.	RIGHTS RESERVED TO LANDLORD	11

18.	HOLDING OVER	11

19.	NOTICE AND PAYMENTS	11

20.	DEFAULT BY TENANT	11

21.	FINANCIAL STATEMENTS	12

22.	DEFAULT BY LANDLORD	12

23.	LIABILITY INSURANCE AND INDEMNIFICATION	13

24.	TENANT ESTOPPEL CERTIFICATES	14

25.	SUBORDINATION AND NON-DISTURBANCE	14

26.	LIENS	15

27.	MISCELLANEOUS	15

28.	RULES AND REGULATIONS	16

29.	GUARANTY OF TENANT’S OBLIGATIONS	16

30.	ADDITIONAL PROVISIONS	16

31.	OPTIONS	16

32.	TENANT SELF-HELP	17

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EXHIBITS

A.	Site Plan/Floor Plan

B.	Aventis Agreement

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INDUSTRIAL LEASE AGREEMENT

The parties to this Agreement, entered into on October 24th, 2006, between ASHLAND NORTHWEST PARTNERS L.P., hereafter referred to as “Landlord”, and MONOSOL Rx, LLC hereinafter referred to as “Tenant”, agree as follows:

1.	PREMISES; PREPARATION;

A.
The Premises. The Landlord leases to the Tenant and the Tenant accepts that part of the building, located at 6465 Ameriplex Drive, Portage, Indiana in the Ashland (the “Building”), as shown on the floor plan attached to this Agreement as Exhibit A, and containing approximately 72,912 square feet of leasable space (the “Premises”). The leasing of the Premises to Tenant includes, with no additional rent or other charge payable therefore, the right of Tenant (a) to use related driveways, walkways, landscaping, drainage facilities and other site improvements necessary to support the Building (the “Improvements”), (b) to enjoy all easements, rights, licenses, privileges and other appurtenances in any way pertaining to or beneficial to the Land, the Building or the Improvements, (c) to use exclusively thirty-two (32) parking spaces in the parking lot together with the non-exclusive use of the remaining parking spaces in such lot, and (d) to install, at Tenant’s cost and subject to any required municipal approvals, building and monument signage at the Premises in accordance with the terms of this Lease.

B.
Preparation of Premises. On or before April 1, 2007, the Tenant will have possession of the premises in “as-is” condition. The Landlord will not be liable to the Tenant for damages nor will the Tenant be relieved from any obligations under this Agreement if the Tenant is unable to occupy the space on April 1, 2007 because of the holding over or retention of possession of the Premises by a prior tenant or occupant or any other cause beyond the reasonable control of the Landlord. In such event, however, the rent under this Agreement shall abate on a per diem basis until the Premises are available.

2.
TERM. The term of the lease of the Premises (the “Term”) shall be 60 months commencing on the earlier of April 1, 2007 or the Early Termination Date as defined in Exhibit B and ending sixty (60) months from the Commencement Date, unless sooner terminated or extended as provided in this Agreement.

3.
USE. The Premises shall be occupied and used by the Tenant for general office, warehouse, and for any other lawful purposes permitted by applicable zoning regulations and by the Declaration of Easements, Covenants and Restrictions for AmeriPlex, recorded July 5, 2000 in the Recorders office for Porter County, Indiana as instrument number 2000-016116 (“Declarations”). Landlord shall, to the extent requested, reasonably cooperate with Tenant in obtaining any permits or approvals or certificates of occupancy relating to Tenant’s proposed use of the Premises prior to the Commencement Date.

4.
RENT. The Tenant shall pay to the Landlord as rent the following sums, without any setoff or deduction whatsoever, except as may be expressly provided in this Lease in equal monthly installments in advance, on the first day of each calendar month during the Term. If the Term commences on any day other than the first day of a calendar month, a pro rate fraction shall be paid for the partial month at the beginning of the Term, if any, as provided below. Unpaid rent and other monies owing to the Landlord under this Agreement shall bear interest at the rate of twelve percent (12%) per annum from the date due until paid.

Year	PSF	Monthly

4-1-07 thru 10-31-08	$5.50	$33,418.00
11-1-08 thru 10-31-10	$6.25	$37,975.00
11-1-10 thru 3-31-12	$7.00	$42,532.00

5.	ADDITIONAL RENT FOR OPERATING EXPENSES.

A.
Monthly Operating Expense Payment. In addition to the rent set forth in Section 4, on the first day of each month, Tenant shall pay to the Landlord an amount equal to the Tenant’s proportionate share of Operating Expenses (defined in subsection C of this Section 5) for that calendar year divided by twelve (12). For the calendar year 2007, the estimated Operating Expenses are $0.90 per square foot. The Tenant’s proportionate share of the Operating Expenses shall be an amount equal to the total building Operating Expenses divided by the leasable square feet in the Building, which Landlord represents to be 72,912 square feet (as of the effective date of this Lease), times the number of square feet leased by the Tenant as set forth in Section 1.A. On or before December 15 of each year during the Term, the Landlord shall estimate the Operating Expenses for the next calendar year and shall notify the Tenant in writing of the Tenant’s proportionate share of the estimated Operating Expenses. Then, in addition to the rent set forth in Section 4, on January 1 and on the first day of each month during the next calendar year, with the rent the Tenant shall pay to the Landlord an amount equal to the Tenant’s Estimated Operating Expenses divided by twelve.

B.
Notwithstanding the above, on or before the Commencement Date, Tenant shall pay to Landlord and Landlord shall hold in escrow (pursuant to the terms hereof), a sum equal to the estimated annual Operating Expenses for the period of time from the Commencement Date and ending on October 31, 2008 (“Escrow Period”) (which sum shall equal $0.90 multiplied by 72,912 then divided by twelve (12) and then multiplied by the number of months in the Escrow Period) (“Escrowed Funds”). On the first day of each month during the Escrow Period, Landlord shall deduct from the Escrowed Funds Tenant’s monthly Estimated Operating Expense which is due under this Lease. In the event that the Escrowed Funds need to be increased due to an increase in the annual estimated Operating Expenses (as set forth above), Landlord shall provide written notice to Tenant and Tenant shall make the payment necessary to adjust the Escrowed Funds within thirty (30) days of receipt of Landlord’s notice. Failure to make such payment shall constitute a “Default” under Section 20A of this Lease. Beginning on November 1, 2008, Tenant shall pay its proportionate share of Operating Expenses with each month’s rent as set forth above.

Annual Operating Expenses Adjustments. On or before May 15 of each year after the first calendar year of the Term, whether the first year is full or partial, the Landlord shall determine the actual Operating Expenses for both the Building and the land on which the Building is located, including on-site and off-site parking related to the Building (the “Building Site”) for the preceding calendar year. Therefore, on or before May 15 of each calendar year through the year following the termination of the Term, with any options and extensions, the total amount of the Tenant’s Estimated Operating Expenses paid during the preceding calendar year shall be corrected to reflect the actual Operating Expenses for such preceding calendar year, and the Landlord shall submit a statement reflecting the correction to the Tenant. On or before June 1 of each such year the Tenant shall pay to the Landlord, or the Tenant shall be credited with, as appropriate, an amount equal to the difference between the Tenant’s proportionate share of the actual Operating Expenses for the preceding calendar year less the Tenant’s Estimated Operating

Expenses which were paid by the Tenant (or deducted from the Escrowed Funds, as the case may be) during such preceding calendar year.

B.1
Credit. If the correction for any year results in a credit to the Tenant, then that credit shall be applied against the rent and other monies owing from the Tenant to the Landlord which are due and payable in the month(s) after the correction adjustment.

B.2
Audit Right. (i) Landlord shall maintain books of account that shall be open to Tenant and its representatives. Tenant shall have the right, at Tenant’s expense, to examine Landlord’s books and records relating to the Premises and the Building so that Tenant can (i) determine that any Operating Expenses and/or other Expenses have been paid or incurred; (ii) confirm that certain Operating Expenses charged by Landlord includes costs that are properly within the term “Operating Expenses”, and/or (iii) to confirm Landlord’s calculation of Operating Expenses; provided that if Tenant fails to exercise such right for more than twelve (12) months following its receipt of Landlord’s final written determination of Operating Expenses for a particular calendar year, Tenant shall be deemed to have waived its right to audit and contest Landlord’s determination of such Operating Expenses for that calendar year, and, in such event, Landlord’s determination for the applicable calendar year shall become final and binding on Landlord and Tenant for all purposes under this Lease. Tenant shall exercise such audit right by providing Landlord with a written notice of Tenant’s exercise of such audit right within ninety (90) days following Tenant’s receipt of Landlord’s final written determination of Operating Expenses for a particular calendar year (the “Audit Notice”). If Tenant provides a timely Audit Notice, Landlord’s books and records relating to Operating Expenses shall be open for copying or inspection at Landlord’s corporate business office upon reasonable notice and at reasonable times by Tenant and its duly authorized representatives, who shall have reasonable access to the same and the right to require of Landlord, its agents and employees, such information or explanation with respect to the same as may reasonably be necessary for a proper examination thereof.

(ii) In the event that it is determined as a result of any audit by Tenant that the actual Operating Expenses for any calendar year are less than the amount paid by Tenant for such calendar year, then the amount of the excess shall be taken by Tenant as a credit against the next following installments of Rent payable by Tenant to Landlord until Tenant has deducted therefrom an amount equal to the amount of such credit or, if the Term has expired, the credit amount shall be paid by Landlord to Tenant within thirty (30) days after the date the amount Landlord owes Tenant has been determined. If Tenant’s audit reveals Tenant has over paid Operating Expenses for any calendar year by more than five percent (5%) of the total actual Operating Expenses for such calendar year, Landlord shall, within thirty (30) days after the date Landlord receives from Tenant an invoice therefore, pay to Tenant the actual cost of such audit. If Tenant’s audit reveals that Tenant has underpaid Operating Expenses for any calendar year, then the amount of the underpayment shall be paid to Landlord by Tenant within thirty (30) days after the date the amount Tenant owes has been determined.

C.
Operating Expenses Defined. The term “Operating Expenses” means and includes the total reasonable operating expenses related to the Building and the Building Site (the Building and the Building Site collectively, the “Real Estate”) which are incurred by the Landlord, and shall include, without limitation, taxes and assessments levied, assessed or imposed at any time by any municipal, county, state or federal government or any governmental authority, upon or against the Real Estate (“Real Estate Taxes”), fees contingent on tax savings realized from an appeal, and also any tax or assessment levied, assessed or imposed at any time by any governmental authority in connection with the receipt of any income or rents from the Building and/or Building

Site to the extent that any such tax or assessment is in lieu of all or a portion of any of the Real Estate Taxes, personal property and ad valorem taxes, costs of water and sewage, reasonable management expenses (management expense not to exceed four percent (4%) of the annual rent for the Premises), labor, including all wages, salaries, Social Security taxes which may be levied upon such wages and salaries according to generally accepted accounting practices, supplies, repairs, maintenance, painting, general exterior cleaning, insurance, landscaping, snow removal, and other items properly constituting direct operating costs according to standard accounting practices. The term “Operating Expenses” does not mean or include depreciation of the Building or equipment, interest expense on borrowed money of any form or nature, costs of maintaining the Landlord’s corporate or business existence, franchise taxes, federal or state income taxes, expenditures required to be capitalized for federal income tax purposes, office expenses or salaries of the Landlord’s executive officers, commissions and fees paid for the rental of the Building, or any parts thereof, or tenant improvements, wage taxes or Social Security payments of Landlord or its property manager, or Landlord’s transfer, recording, inheritance, estate, succession, franchise, excise, business privilege, personal property, income, gross receipts or profit tax. Costs incurred for capital improvements shall be included within Operating Expenses for the calendar year in which the costs are incurred and for subsequent calendar years amortized on a straight line basis over the ordinary, useful life of the improvement (as determined by the Internal Revenue Code of 1986, as amended, and the regulations thereto).

D.
Annual Notice. The Landlord shall notify the Tenant in writing by May 15 of each year of the actual Operating Expenses during the preceding calendar year, together with the computation of the additional payments for Operating Expenses due from the Tenant by June 1 of such year pursuant to subsections A and B of this Section 5.

E.
Real Estate Tax Abatement. To the extent that a program for the abatement of Real Estate Taxes (the “Tax Abatement”) has been approved for the Building by the City of Portage, Indiana, such Tax Abatement during the Term shall be for the benefit of the Tenant in the proportion that the total rentable square footage of the Premises bears to the total rentable square footage of the Building.

6.	SECURITY DEPOSITS. Intentionally omitted.

7.	SERVICES TO BE PROVIDED BY THE LANDLORD. The Landlord shall provide the following services to the Premises.

A.
Water from city mains, drawn through fixtures installed by the Landlord for drinking, lavatory, and toilet purposes, including a reasonable amount of hot water, together with sanitary sewer lines. The Landlord reserves the right to provide a separate meter(s) for the Premises and to require the Tenant to pay for its use of water and sanitary sewer billed to such meter(s).

B.
Electrical wiring system in the Premises for standard electrical receptacles and lighting fixtures. The electrical system may be used only for normal equipment and accessories. Replacement lighting tubes, lamps, bulbs, and ballasts required for the overhead lighting fixtures in the Premises will be installed at the Tenant’s expense. Landlord shall at all times furnish the Premises with electric current for lighting and office use including, without limitation, electric current to power the central heating and air conditioning systems serving the Premises.

C.	A separate meter has been provided for the Premises and the Tenant is required to pay for its use of electricity and gas billed to such meters.

D.
Repair and maintenance and electric lighting services for all common areas including repair, maintenance, and snow removal service for the outside parking facilities, related driveways, and sidewalks at all times.

E.	Landscaping service for the grounds.

F.
The Landlord does not warrant that any of the services above mentioned will be free from interruptions caused by repairs, renewals, improvements, alterations, strikes, lockouts, accidents, inability of the Landlord to obtain fuel or supplies, or any other cause beyond the reasonable control of the Landlord. Any interruption of any such service will not constitute an eviction or disturbance of the Tenant’s use and possession of the Premises, or any part thereof, or render the Landlord liable to the Tenant for damages, or relieve the Tenant from performance of the Tenant’s obligations under this Agreement. The Landlord will use reasonable efforts to promptly remedy any situation which has interrupted any such services.

8.
LANDLORD’S TITLE. The Landlord’s title is and always shall be paramount to the title of the Tenant, and nothing contained in this Agreement authorizes the Tenant to do any act which may encumber the title of the Landlord. The Tenant covenants and agrees that it will, upon the written request of the mortgagee or purchaser, attorn thereto and execute, acknowledge and delivery any instrument that has for its purpose and effect subordination of this lease to the mortgage provided that such instrument shall, at the Tenant’s request, also contain provisions constituting a Non-Disturbance Agreement as that term is defined in Section 25B hereof.

9.	ASSIGNMENT AND SUBLETTING.

A.
Tenant. The Tenant may not assign or transfer all or any part of its right and interest under this Agreement, and may not sublet or permit the use and occupancy of all or any part of the Premises, to or by a third party without the prior written consent of the Landlord. The Landlord’s consent under this Section 9 shall be in its absolute discretion subject to such commercially reasonable conditions as Landlord may impose. If the Landlord grants its consent then all consideration paid by such third party, including any amounts in excess of the rent due under this Agreement, shall be paid directly to the Landlord, and the Tenant shall be responsible to the Landlord for any deficiency between such consideration and the rent and other monies due under this Agreement.

B.
Landlord. The Landlord named in this Agreement may transfer and assign, in whole or in part, all of its rights and obligations under this Agreement and in the Real Estate. After such transfer or assignment the Landlord named in this Agreement will have no further liability to the Tenant under this Agreement for the obligations assumed by the assignee or transferee from and after the date of such assumption.

10.	DAMAGE OR DESTRUCTION.

A.	Notification. Tenant shall give prompt notice to Landlord of (i) any occurrence in or about the Premises for which Landlord might be liable, and (ii) any fire or other casualty upon the Premises.

B.
Total Destruction. If the Premises or the Building as a whole shall be totally destroyed by fire or other casualty, or if the Building or portion of the Premises shall be so damaged by fire or other casualty that (in the opinion of a reputable contractor or architect designated by Tenant) its repair or restoration (i) would require more than one hundred eighty days (180) days or (ii) would require the expenditure of more than fifty percent (50%) of the full insurable value of the Premises immediately prior to the casualty, Tenant and Landlord shall have the option to terminate this Lease within fifteen (15) days after such contractor or architect has delivered its written determination to Tenant and Landlord. In such event, Tenant or Landlord shall provide the other party with a termination notice and the termination shall be effective on the date of receipt of notice by the other party.

C.
Repair Provision. If the Building or portion of the Premises shall be damaged by fire or other casualty and Tenant does not, or is not permitted to, terminate this Lease, then Landlord shall repair the damage and restore and rebuild the Building or portion of the Premises or both with reasonable dispatch after Landlord has collected the insurance proceeds attributable to such damage. Any such work by Landlord shall restore the Building or portions of the Premises, or both, to substantially their condition immediately prior to the casualty, to the extent that the same is feasible (subject to those changes which Tenant reasonably deems desirable and to any changes in building and other governmental codes and regulations), so as to constitute a complete and tenantable Premises. In the event Landlord has not substantially completed the repairs and/or restoration within one hundred eighty (180) days following the date of the casualty, then Tenant shall have the right to terminate this Lease upon written notice to Landlord.

D.
Rental Abatement. If the Building or portion of the Premises shall be damaged or destroyed by fire or other casualty thereby causing the Building or portion of the Premises to be totally or partially unusable, the Rent shall be abated in the proportion that the unusable area of the Premises bears to the total area of the premises, for the period from the date of such damage or destruction to the date the damage or destruction shall be substantially repaired or restored. If Tenant is required to close its operations while such repairs are made, as reasonably determined by Tenant, the Rent shall fully abate during such period of repair while such operations have ceased and the Premises are closed. If Tenant continues to operate on the Premises during such repairs, but is unable to use a substantial portion of the Premises, then the rent shall be prorated in the proportion which the area of unusable leased space bears to the total Premises for the period that said space is unusable. Landlord will not be liable for business losses to Tenant by reason of damage to the Premises.

11.
SIGNS. The Tenant shall pay for all signs related to the Tenant’s use of the Premises. No sign, advertisement, or notice may be inscribed, painted or affixed on any part of the outside of the Premises or the Building by Tenant, without Landlord’s consent which shall not be unreasonably withheld, except on the doors of the Premises and on the Building’s directory board, and then at Tenant’s expense and only of such color, size, style and material as is reasonably approved by Landlord in writing. At the expiration of the Term, Tenant shall remove all of Tenant’s signs from the Building and Land.

12.	ALTERATIONS.

A.
Procedural Requirements. Tenant may, from time to time and without Landlord’s prior consent but only after delivery or prior notice thereof to Landlord, make such alterations, decorations, additions or improvements in and to the Premises (collectively, “Alterations”), excluding Major Alterations (as defined below), at Tenant’s expense, as Tenant considers reasonably necessary or useful for the conduct of its business in the Premises. In the case of any Alterations that materially adversely affect the structural integrity of the Building or any of the electrical, mechanical or plumbing systems of the Building (collectively, “Major Alterations”), Tenant shall obtain Landlord’s consent prior to making the Major Alteration. In order to obtain Landlord’s consent for a Major Alteration, Tenant shall request such consent in writing and include with its request a reasonably detailed description of the proposed Major Alteration. Landlord’s consent shall not be unreasonably withheld, conditioned or delayed, and Landlord shall respond to Tenant’s request within fifteen (15) days after the date of Landlord’s receipt of Tenant’s request. If Landlord is not willing to give its consent, Landlord shall specify the reasons in a written notice to Tenant. If Landlord fails to respond with specificity to Tenant within such fifteen (15) day period, Landlord will be deemed to have consented to the requested Major Alteration.

B.
Performance of Alterations. Tenant shall give Landlord at least fifteen (15) days prior notice before commencing any Alteration and shall include with such notice a reasonably detailed description of the Alteration. Tenant, at its expense, shall obtain all necessary governmental permits and certificates for the commencement and prosecution of the Alterations and for the final approval thereof upon completion, and shall cause the Alterations to be performed in compliance therewith and in compliance with all laws. Tenant shall also procure appropriate insurance coverage regarding the performance and installation of the Alterations. The Alterations shall be diligently performed in a good and workmanlike manner, using materials and equipment at least equal in quality and class to the materials and equipment used in the construction of the Building.

C.
Lien Prohibition. Tenant shall not permit any mechanics’ or materialmens’ liens to attach to the Premises. Tenant shall and hereby does indemnify and hold Landlord harmless from and against any and all mechanics’ and other liens and encumbrances filed in connection with any Alterations and against all costs, expenses, and liabilities (including reasonable legal fees) incurred in connection with any such lien or encumbrance or any action or proceeding brought thereon. Tenant, at its expense, shall procure the satisfaction, bond off or discharge of record of all such liens and encumbrances within ninety (90) days after the date of filing thereof. In the event Tenant has not so performed, Landlord may, at its option, pay and discharge such liens, provided Landlord first gives notice to Tenant of its intent to pay and discharge such liens and Tenant fails to pay and discharge same within fifteen (15) days of receiving Landlord’s notice. In the event Landlord pays and discharges any such liens, Tenant shall be responsible to reimburse Landlord for all costs incurred in connection therewith, which costs shall include reasonable legal fees, together with interest thereon at the rate of twelve percent (12%) per annum from the date such costs were incurred until the date when they are paid.

D.    Upon the Expiration Date. Upon the Expiration Date, Tenant shall have the obligation to remove from the Premises all Major Alterations as specified in writing by Landlord to Tenant which writing shall be given at least one hundred eighty (180) days prior to the Expiration Date.

13.	USE OF THE PREMISES.

A.	Specific Use. The Tenant shall occupy and use the Premises during the Term for the purposes specified in Section 3 and none other.

B.
Unlawful Use. The Tenant may not make or permit any use of the Premises which, directly or indirectly, is forbidden by public law, ordinance, or government regulations which may be dangerous to life, limb or property, or which may invalidate or increase the premium cost of any policy of insurance carried on or covering the Building and its operations.

C.
Obstruction. The Tenant may not create or maintain a nuisance in the Premises, may not disturb, solicit or canvass any occupant of the Building, and may not obstruct or use for storage or for any purpose other than ingress and egress the driveways, parking areas, sidewalks, entrances, courts, corridors, vestibules, halls, elevators, and stairways of the Building

D.
Noise or Odor. The Tenant may not make or permit any noise or odor that is objectionable to other occupants of the Building to emanate from the Premises, may not create or maintain a nuisance in the Premises, may not disturb, solicit or canvass any occupant of the Building and may not do any act tending to interfere with the quiet enjoyment of the leased space in the Building by other tenants.

E.
Equipment Installation. Tenant may not install any machinery, mechanical equipment, electronic equipment, air conditioning equipment or aerial wires inside or outside the Building without, in each and every case, prior written consent of Landlord (not to be unreasonably withheld or delayed) so that other occupants of the Building will not be disturbed.

F.
Locks. Tenant may not attach additional locks or similar devices to any door or window without Landlord’s consent which shall not be unreasonably withheld, denied or delayed and, upon the termination of this Agreement or of the Tenant’s possession, shall surrender all keys to the Premises and shall explain to the Landlord all combination locks on safes, cabinets, and vaults.

G.	Security. The Tenant shall be responsible for locking the doors and closing the transoms and windows in and to the Premises.

H.
Windows. Tenant may not install any blinds, shades, awnings, or other form of inside or outside window covering or window ventilators or similar devices without the prior written consent of the Landlord, which consent shall not be unreasonably withheld, denied or delayed.

I.
Floor Load. The Tenant may not overload any floor, shall route and locate safes and other heavy articles as the Landlord may reasonably direct, shall bring safes, furniture, and all large articles through the Building and onto the Premises at such times and in such manner as the Landlord reasonably directs and at the Tenant’s sole risk and responsibility.

J.
Electrical Load. The Tenant may not install in the Premises any equipment  which uses a substantial amount of electricity without the advance written consent of the Landlord, which consent shall not be unreasonably withheld, denied or delayed, shall ascertain from the Landlord the maximum amount of electrical current which can safely be used in the Premises, taking into account the capacity of the electrical wiring in the Building and the Premises and the needs of other tenants in the Building, and, notwithstanding the Landlord’s consent to such installation, may not use more electricity than such safe capacity.

K.
Supplementary Air. The Tenant shall be responsible for the cost of modification, installation, maintenance, repair, and additional operating and utility expenses related to any supplementary air conditioning required by heat generating machines or equipment used by the Tenant.

L.	Obstruction. The Tenant may not unreasonably cover or obstruct the windows and doors that reflect or admit light or air into the halls, corridors or other public places in the Building.

M.	Plumbing. The Tenant may not use the water and wash closets and other plumbing fixtures for any purposes other than those for which they were constructed

N.	Other. The Tenant may not in any way deface any part of the Premises or the Building.

14.	REPAIRS AND MAINTENANCE.

A.
Tenant Responsibilities. The Tenant shall maintain the Premises and the fixtures in the Premises and shall keep the Premises in good condition at the Tenant’s expense during the Term, including the replacement of all interior broken glass and exterior glass broken by the Tenant with glass of the same size and quality. Tenant shall be responsible for all necessary repairs and replacements of an ordinary, interior non-structural nature.  If the Tenant does not make necessary repairs within a reasonable time and adequately, the Landlord may, but need not, make such repairs and the Tenant shall promptly pay the Landlord for the cost thereof as additional rent. On the expiration of the Term or on earlier termination or cancellation of this Agreement, the Tenant shall surrender the Premises and the Landlord’s fixtures in as good condition as of the time of delivery to the Tenant, subject to reasonable wear and tear. All injury to the Building or fixtures caused by moving of the Tenant in and out of the Building caused by the Tenant and any damage done by water, steam, electricity, fire or other substances to the Building or fixtures, or to the property of other tenants in the Building caused by the Tenant may be repaired by the Landlord at the expense of the Tenant, and the cost thereof  shall become immediately due and payable by the Tenant as additional rent upon the delivery of a statement of such costs by the Landlord to the Tenant, or mailing the same, postage prepaid, to the Tenant at its last known address.

B.
Landlord Representation and Responsibilities. Landlord shall be solely responsible for, without reimbursement by Tenant, all required or necessary maintenance, repairs, additions or replacements (i) required due to defective work or materials, (ii) of a structural nature (including, but not limited to, roof, slabs, columns and beams, decks, foundations and walls), (iii) which relate to the roof, storm drainage, sanitary waste disposal equipment, fixtures and systems within the Building or which serve the Premises (other than those items constituting Operating Expenses), or (iv) repairs or replacements of an extraordinary nature. Landlord hereby represents and warrants to Tenant that as of the Commencement Date (a) the Building and the Premises, and all systems and equipment servicing them, shall be in good working order and repair, (b) the Building shall be free from defects in workmanship and material, and (c) the Building shall comply with all applicable building codes and other legal requirements including, without limitation, the Americans with Disabilities Act.

15.
EMINENT DOMAIN. If the Building, or any part thereof, which prevents the operation of the Tenant’s business shall be taken or condemned by a competent authority for any public use or purpose, the Term shall end upon, and not before, the date when the possession of the part so taken shall be required for such use or purpose. The Tenant may not share in the condemnation award, except for its personal property and relocation awards, if any.

16.	ENVIRONMENTAL CONDITIONS.

A.
Compliance with Laws. As a principal element of the consideration for the lease of Premises to the Tenant by the Landlord, the Tenant acknowledges and agrees that it is familiar and shall comply with all applicable federal, state, and local statutes, laws, rules, regulations, and ordinances (collectively, the “Laws”) relating to the use, handling and disposal of hazardous and toxic substances and wastes (“Hazardous Substances”), including all air, water, soil, solid waste and other environmental requirements, as an operator of a business on the Premises under this Agreement, including any community right-to-know rules and regulations. The Tenant agrees to comply with all of the Laws, to obtain all applicable permits, and to file all required notices and reports during the Term and the Tenant’s possession of the Premises.

B.
Intent to Handle Hazardous Substances. The Tenant shall check this box if the Tenant intends or expects to handle or dispose of any Hazardous Substances on the Premises or the Real Estate. The Tenant shall immediately notify the Landlord in writing if the Tenant does not now intend or expect to handle or dispose of any Hazardous Substances on the Premises or the Real Estate, but does handle or dispose of any Hazardous Substances during the Term.

C.
Containers; Spill Catchments. The Tenant may install or use above-ground or underground storage tanks or containers only in strict accordance with the Laws and only with the prior written consent of the Landlord, which consent shall not be unreasonably withheld, delayed or denied, and according to such commercially reasonable standards and restrictions as may be imposed by the Landlord. The Tenant shall provide secondary container or spill catchments devices to effectively prevent any spill or overflow related to the filling of any aboveground or underground tanks from contaminating the soil or ground water.  With respect to each tank and container located in or on the Premises or the Real Estate, the Tenant shall label each container as to the contents in each such container. If the container holds any Hazardous Substances, the label shall specify the Hazardous Substance or Substances contained.

D.
Site Assessment by Tenant. At such time as the Landlord has reason to believe a Hazardous Substance may be present in or on the Real Estate by reason of a spill or other discharge of a Hazardous Substance, or otherwise, the Tenant, shall within forty-five (45) days after written request  from the Landlord, provide the Landlord with an environmental site assessment or environmental audit report prepared by an environmental engineering firm reasonably acceptable to the Landlord, to assess with a reasonable degree of certainty the presence or absence of any Hazardous Substance and the potential costs in connection with abatement, cleanup or removal of any hazardous substance found on, under, at or within the Real Estate. If the assessment or report shows the presence of any Hazardous Substance, the Tenant shall pay all costs related to the preparation of the report and assessment and to the required remediation. If the report does not show the presence of any Hazardous Substance or it shows the presence of Hazardous Substance that pre-existed the Commencement Date, Tenant shall deduct the cost of the report from the next following payment of Rent hereunder payable to Landlord. For purposes of determining a baseline for Hazardous Substances in or on the Land, Landlord shall provide Tenant and its representatives with access to the Premises prior to the Commencement Date so that Tenant may have a Phase I Environmental Assessment performed and a written report prepared (“2006 Phase I Report”). Tenant shall provide a copy of the 2006 Phase I Report to Landlord. Tenant shall have no obligations to remediate any actual or potential Hazardous Substances referenced or described in the 2006 Phase I Report.

E.
Site Assessment by Landlord. In the event of a default by Tenant that has not been remedied within a reasonable time following written notice, the Landlord (or its representatives) may visit the Real Estate and perform or cause to be performed environmental site investigations and assessments (“Site Assessments”) on the Real Estate for the purpose of determining whether there exists in or on the Real Estate any environmental condition which could result in any liability, cost or expense to any owner or occupier of the Real Estate. Such Site Assessments may include both above and below the ground testing as may be necessary to properly conduct the Site Assessments in the opinion of the persons conducting the Site Assessments (the “Site Reviewers”). The Tenant shall supply to the Site Reviewers such historical and operational information regarding the Premises and the Land as may be requested by the Site Reviewers to facilitate the Site Assessments and will make available for meetings with the Site Reviewers appropriate personnel having knowledge of such matters. The cost of performing all Site Assessments shall be paid by the Tenant within five days after written demand by the Landlord, and thereafter shall bear interest at the rate of twelve percent (12%) per annum.

F.
Environmental Indemnification. (i) The Tenant shall indemnify, release, discharge, defend and hold the Landlord harmless from and against, and shall assume, any and all liability including, without limitation, all liability for reporting, assessment, investigation, removal and remediation, and all costs and expenses, arising out of, as a result of, or in connection with any failure of the Tenant or its employees, agents or assigns, to comply with any of the Laws and any and all contamination or the results thereof in the air, soil, and ground water at the Premises and the Real Estate, or at a disposal site to which waste materials generated by the Tenant at the Premises or the Real Estate, or elsewhere, were disposed, as well as any and all releases of contamination from the Premises or the Real Estate caused by or contributed to by the Tenant during the Term and the Tenant’s possession of the Premises. However, Tenant’s indemnification and other obligations to Landlord in the immediately preceding sentence due to releases of contamination from the Premises contributed by Tenant shall be limited to the proportion that the contamination of the Premises contributed by Tenant bears to the total amount of contamination of the Premises.  The Tenant’s obligations under this paragraph shall arise on the discovery of any violation of or non-compliance with any Law by the Tenant, or the contamination of the Premises or the Real Estate, whether or not any federal, state or local agency has taken or threatened any action. The foregoing indemnification of Landlord by Tenant shall be limited to any liability directly associated with the change of condition of the Land or the Premises after the Commencement Date.

(ii)       Landlord shall indemnify, release, discharge, defend and hold Tenant harmless from and against, and shall assume any and all liability including, without limitation, all liability for reporting assessment, investigation, removal and remediation and all costs and expenses, arising out of, as a result of, or in connection with, any Hazardous Substances existing, prior to the Commencement Date, in or on the Land any and all contamination or the results thereof in the air, soil and ground water in or on the Land.

G.
Survival of Section. The provisions in this Section 16 shall be in effect from the date of this Agreement, shall apply whether or not the Tenant subsequently subleases the Premises, or any part of the Premises, to any third party, and shall remain in effect and shall survive the termination or expiration of this Agreement.

17.
RIGHTS RESERVED TO LANDLORD. The Landlord reserves all rights incident to its ownership of the Building, including, but not limited to, the right (a) to change the name or street address of the Building without notice or liability; (b) to install and maintain signs on the exterior of the Building; (c) to designate all sources furnishing sign painting and lettering used on the Premises; (d) if, during or prior to termination of this Agreement, Tenant permanently vacates the Premises, to decorate, remodel, repair, alter or otherwise prepare the Premises for re-occupancy; (e) to have pass keys to the Premises; (f) to exhibit the Premises during the last 180 days of the Term; (g) to take any and all commercially reasonable measures, including inspections, repairs, alterations, additions, and improvements to the Premises or to the Building as may be necessary or desirable for the safety, protection, or preservation of the Premises or the Building or the Landlord’s interest therein, or as may be necessary or desirable in the operation of the Building. The Landlord may enter upon the Premises and may exercise any or all of the foregoing rights hereby reserved without being deemed liable for an eviction or disturbance of the Tenant’s use or possession and without being liable in any manner to the Tenant.

18.
HOLDING OVER. If the Tenant retains possession of the Premises, or any part thereof, after the termination of this Agreement by lapse of time or otherwise, the Tenant shall pay to the Landlord rent at one and one-half(1 1/2) times the rate of the then current rental specified in this Agreement for the time that the Tenant thus remains in possession. If the Tenant remains in possession of the Premises, or any part thereof, after the termination of the term by lapse of time or otherwise, the Landlord may thereafter terminate the tenancy immediately and without notice. The provisions of this Section 18 do not waive the Landlord’s right of re-entry or any other right under this Agreement.

19.
NOTICE AND PAYMENTS. Any notice which the Landlord may desire or be required to give the Tenant shall be deemed sufficiently given or rendered if delivered in writing to the Tenant and sent by certified or registered mail, addressed to the Tenant at the Premises, return receipt requested or sent overnight by a reputable overnight courier service. All payments to the Landlord and any notice which the Tenant may desire or be required to give the Landlord shall be deemed sufficiently given or rendered if delivered in writing to the Landlord personally or sent by certified or registered mail, return receipt requested or sent overnight by a reputable courier service, addressed to the Landlord, c/o Holladay Property Services Midwest, Inc. P.O. Box 1331, South Bend, IN 46624, or at such other place as the Landlord may from time to time designate in writing.

20.	DEFAULT BY TENANT.

A.    Tenant’s Default. If, during the Term, any one of the following shall happen, it shall constitute a “Default” under this Lease by Tenant:

(i) Tenant fails to pay Rent or additional rent due hereunder when such sum is due and such failure continues and is not remedied within ten (10) days after the date Tenant receives written notice thereof from Landlord;

(ii) Tenant fails to comply with any provision of this Lease (other than a failure in any payment due hereunder which is addressed by Section 20A(i) above) and such failure continues and is not remedied within forty-five (45) days after the date Tenant receives written notice thereof from Landlord; provided, however, that if the failure cannot, by its nature, be cured within such forty-five (45) day period, but Tenant has commenced and is diligently pursuing a cure of such failure, then no Default shall be deemed to have happened so long as Tenant remedies the failure within a reasonable period of time; or

(iii) the filing of a petition is made against Tenant for adjudication of it as a bankrupt or insolvent, or for its reorganization, or the appointment of a receiver or trustee for the benefit of its creditors, if such petition is not dismissed within sixty (60) days of filing (so long as Tenant continues to pay Rent hereunder during such sixty (60) day period); or the filing of such a petition is made by Tenant; or an assignment is made by Tenant for the benefit of creditors; provided, however, that none of the foregoing shall constitute a Default if no other Default has occurred and is continuing and if Tenant continues to utilize the Premises during any such proceeding in the usual course of business (and not for purposes of liquidation of a bankrupt estate) and fully and faithfully performs all of the terms and conditions of this Lease to be performed by Tenant.

B.
Landlord’s Remedies. If a Default has occurred and is continuing, then the Landlord may, without being liable for prosecution or claim for damages, enter into and upon the Premises, or any part thereof, and repossess the same, with or without terminating this lease and without prejudice to any of its remedies for rent, entry, possession, damages, or breach of covenant and may, at its option, terminate this Agreement by giving written notice of its election to do so or may, at its option, lease the Premises, or any part thereof, as the agent of the Tenant, or otherwise and may, at its option, upon written notice to Tenant, declare all amounts due during the entire term of this lease to be immediately due and payable and Tenant shall pay to Landlord as liquidated and agreed upon final damages (in lieu of all current damages beyond the date of such demand, it being agreed that it would be impracticable or extremely difficult to fix the actual damage), an amount equal to all Rent and other sums required to be paid by Tenant to and including the date of such termination or repossession, plus the excess, if any, of (a) Rent and all other sums which would be payable by Tenant under this Lease for the remainder of the Term, discounted to present value at a rate of six percent (6%) per annum, over (b) the then fair rental value of the Premises for the same period discounted to present value at the same rate of interest per annum. If any statute or rule of law shall validly limit the amount of such liquidated damages to less than the amount above agreed upon, Landlord shall be entitled to the maximum amount allowable under such statutory rule of law. In the event Landlord does not elect to accelerate all future rentals, then the Tenant shall, without demand or further process of law, pay to the Landlord at the end of each month during the Term the difference between the rent due to the Landlord from the Tenant under this Agreement, including any increases in rent due under this Agreement, and the net receipts, if any, being received by the Landlord from the Premises (such net receipts to be calculated by deducting from the gross receipts the expenses incurred by the Landlord in connection with the re-letting of the Premises and performing the Tenant’s obligations under this Agreement). If the rent for re-letting the Premises is higher than the monthly rent under this Agreement, then such excess rent shall belong to the Landlord and the Tenant will have no claim or right thereto. The failure or delay of the Landlord in taking any action or pursuing any remedy in the event of a default by the Tenant may not be considered a waiver or consent by the Landlord.

C.
Landlord’s Enforcement Costs. The Tenant shall pay upon demand all the Landlord’s costs, charges, and expenses, including reasonable fees of attorneys, agents, and others retained by the Landlord incurred in enforcing the Tenant’s obligations under this Agreement or incurred by the Landlord in any litigation, negotiation, or transaction in which the Tenant causes the Landlord to become involved or concerned.

21.	FINANCIAL STATEMENTS. From time to time upon written request, Landlord has the right to ask Tenant to provide financial statements reflecting the Tenant’s current financial condition.

22.
DEFAULT BY LANDLORD. If the Premises, or any part thereof, are at any time subject to a mortgage, a deed of trust, or a similar lien instrument, and this Agreement or the rentals are assigned to such mortgagee, trustee, or beneficiary, and the Tenant is given written notice thereof, including the post office address of such assignee, then the Tenant may not terminate this Agreement for any default on the part of the Landlord without first giving written notice by certified or registered mail, return receipt requested, to such assignee, to the attention of the mortgage loan department, specifying the default in reasonable detail, and affording such assignee a reasonable opportunity to make performance at its election for and on behalf of the Landlord.

23.	LIABILITY INSURANCE AND INDEMNIFICATION.

A.
Required Coverage. The Tenant shall maintain, and provide to the Landlord acceptable evidence of commercial general liability insurance of not less than $1,000,000 per occurrence combined single limit for bodily injury and property damage with a $2,000,000 aggregate. The landlord shall be designated as an additional insured with the right to notice of cancellation or amendment ten days prior to the effective date thereof. Said insurance shall be maintained during the Term.

B.1
Indemnification-Landlord. The Tenant shall indemnify, defend, and save the Landlord harmless against and from all losses, liabilities, costs, damages, and expenses, including reasonable engineers’, architects’ and attorneys’ fees, which may be incurred by or asserted against the Landlord by reason of or in respect to any of the following occurring during the Term:

(i)    Any work or thing done by the Tenant in, on, or about the Premises, or any part thereof;

(ii)   Any use, non-use, possession, occupation, condition, operation, maintenance, or management by the Tenant of the Premises, or any part thereof;

(iii)  Any negligence on the part of the Tenant, Tenant’s agent or Tenant’s customers occurring in the Premises and the Building, and on the Building Site.

B.2
Indemnification-Tenant. The Landlord shall indemnify, defend, and save the Tenant harmless against and from all losses, liabilities, costs, damages, and expenses, including reasonable engineers’, architects’ and attorneys’ fees, which may be incurred by or asserted against the Tenant by reason of or in respect to any of the following occurring during the Term:

(i)    Any work or thing done, or not done, by the Landlord in, on, or about the Premises, or any part thereof;

(ii)   Any use, non-use, possession, occupation, condition, operation, maintenance, or management by the Landlord of the Premises, or any part thereof;

(iii)  Any negligence or willful misconduct on the part of Landlord occurring in the Premises and the Building, and on the Building Site;

C.
Defense. (i) If any action or proceeding is brought against the Landlord, or the Real Estate by reason of any losses, liabilities, costs, damages, or expenses incurred by or asserted against the Landlord, by reason of or in respect to any of the matters or things set forth in Section 23 B1, the Tenant shall, upon written notice from the Landlord and at the Tenant’s expense, resist or defend such action or proceeding. The Tenant agrees to give the Landlord prompt written notice of any claim, action, or proceeding brought or threatened against the Landlord, the Tenant, or the Real Estate.

(ii) If any action or proceeding is brought against Tenant, or the Premises by reason of any losses, liabilities, costs, damages, or expenses incurred by or asserted against Tenant, by reason of or in respect to any of the matters or things set forth in Section 23B.2, Landlord shall, upon written notice from Tenant and at Landlord’s expense, resist or defend such action or proceeding.

Landlord agrees to give Tenant prompt written notice of any claim, action or proceeding brought or threatened against Tenant, Landlord or the Premises.

D.
Limited Liability. To the extent permitted by law, the Landlord will not be liable for any damage, either to person or property (except damage willfully or wantonly caused by the Landlord), sustained by the Tenant or by other persons due to the Real Estate, or any part thereof, being out of repair or due to the happening of any accident in or about the Real Estate or due to any act of negligence of any tenant or occupant of the Building or of any other person. This limitation as to liability shall apply only to the Landlord. Notwithstanding anything herein to the contrary, all claims for indemnification and other recoveries sought from or against Tenant shall be limited to direct, proximity caused damages and shall exclude all consequential or indirect damages.

E.
Waiver of Subrogation. Any provision of this Lease to the contrary notwithstanding, Landlord and Tenant hereby release each other from any and all liability or responsibility to the other or anyone claiming through or under them by way of subrogation or otherwise (a) from any and all liability for any loss or damage to the property of the releasing party, (b) for any loss or damage that may result, directly or indirectly, from the loss or damage to such property (including rental value and business interruption), and (c) from legal liability for any loss or damage to property (no matter who the owner of the property may be), all to the extent that the releasing party’s loss or damage is insured or, if not insured, was insurable under commercially available “all risk” property insurance policies, including additional coverages typically obtained by owners and tenants of comparable premises, even if such loss or damage or legal liability shall be caused by or result from the fault or negligence of the other party or anyone for whom such party may be responsible and even if the releasing party is self insured, in whole or in part, or the amount of the releasing party’s insurance is inadequate to cover the loss or damage or legal liability. It is the intention of the parties that Landlord and Tenant shall look solely to their respective insurance carriers or self-insurance programs for recovery against any such property loss or damage or legal liability, without (in the case of third party coverage) such insurance carriers having any rights of subrogation against the other party.

24.	ESTOPPEL CERTIFICATES.

A.
Tenant Estoppel Certificate. The Tenant agrees that at any time and from time to time, upon not less than seven days prior written request by the Landlord, the Tenant shall execute, acknowledge and deliver to the Landlord a statement in writing certifying that this Agreement is unmodified and in full force and effect (or, if there have been modifications, stating the modifications, and that this Agreement, as so modified, is in full force and effect), the commencement and termination dates of this Agreement, that the Tenant has accepted the Premises, the date to which the rental and other charges have been paid in advance, whether or not to Tenant’s knowledge, Landlord is in default in the performance of its obligations or whether an event has occurred which with the giving of notice or passage of time, or both, would constitute default of Landlord under this Lease and, if so, specifying each such default and shall contain such other certifications which are reasonably requested from Landlord by its prospective purchaser or prospective lender. It is intended that such certificate may be relied upon by prospective purchasers of the Landlord’s interest in the Premises or by the mortgagee or assignee of any mortgage on the Landlord’s interest in the Premises. Tenant understands that its failure to meet its obligations under this section will cause financial damages to Landlord and Tenant agrees to indemnify and hold Landlord harmless from such damages.

25.	SUBORDINATION AND NON-DISTURBANCE.

A.
Subordination and Non-Disturbance. Subject to Tenant’s receipt of a Non-Disturbance Agreement (as defined below), this Lease and the estate, interest and rights hereby created are subordinate to any present or future mortgage or mortgages placed upon the Premises or any estate or interest therein on or after the Commencement Date, and to all renewals, modifications, consolidations, replacements and extensions of the same, and any substitutes therefore. Tenant agrees that in the event any person, firm, corporation or other entity (including any mortgagee) acquires the right to possession of the Premises, Tenant shall, if requested by such person, firm, corporation or other entity, attorn to and become the tenant of such person, firm, corporation or other entity upon the same terms and conditions as are set forth herein for the balance of the Term. Notwithstanding the foregoing, any mortgagee may, at any time, subordinate its mortgage to this Lease, without Tenant’s consent, by notice in writing to Tenant, and thereupon this Lease shall be deemed prior to such mortgage without regard to their respective dates of execution and delivery, and in that event, such mortgagee shall have the same rights with respect to this Lease as if this Lease had been executed prior to the execution and delivery of the mortgage.

B.
Non-Disturbance. The provisions of Section 25A above are subject, however, to the express condition that the holder of any mortgage to which this Lease is subordinate shall, within five (5) business days after the date any mortgage is recorded against the Land, deliver to Tenant a commercially reasonable form of non-disturbance agreement which is reasonably acceptable to Tenant (the “Non-Disturbance Agreement”) which shall provide that if (and for as long as) no Default has occurred and is continuing, then (i) Tenant shall not be made a party to the foreclosure of any mortgage, or any action or proceeding by any mortgagee to recover possession of the Building, (ii) Tenant’s possession shall not be disturbed, and (iii) this Lease shall not be canceled or terminated and shall continue in full force and effect upon such foreclosure or recovery of possession upon all the terms, covenants, conditions and agreements set forth in this Lease.

C.
Subordination and Attornment Provisions. Although the subordination and attornment provisions of Section 25A are automatic (subject to the foregoing condition), if requested by the mortgagee, such Non-Disturbance Agreement shall also include subordination and attornment provisions reasonably acceptable to Tenant

26.
LIENS. The Tenant may not do any act which in any way encumbers the interest or title of the Landlord in the Premises or the Real Estate, nor may the interest or title of the Landlord in the Premises or the Real Estate be in any way subject to any claim by way of lien or encumbrance, whether by operation of law or by virtue of any express or implied contract by the Tenant. The Tenant may not permit the Premises or the Real Estate to become subject to any mechanics’, laborers’ or material men’s liens on account of labor or material furnished, or claimed to have been furnished, to the Tenant for or on the Premises or the Real Estate. At its election, the Landlord may (but is not required to) remove or discharge such lien, or claim for lien (with the right, in its discretion, to settle or compromise the same), and any amounts advanced by the Landlord for such purposes shall be additional rent immediately due from the Tenant to the Landlord.

27.	MISCELLANEOUS.

A.	The invalidity of any provision, clause, or phrase will not serve to render the balance of this Agreement ineffective or void. This Agreement shall be governed by the laws of the State of Indiana.

B.
If the Landlord or the Tenant institutes legal proceedings against the other for breach of any of the covenants or conditions in this Agreement, then the successful party shall recover reasonable attorneys’ fees and expenses from the other.

C.
This Agreement shall be binding upon and inure to the benefit of the respective parties hereto, their heirs, executors, administrators, successors, and assigns. Any reference to the Tenant or the Landlord shall, for the purpose of determining liability for property damage, personal injury, and the like, be deemed to include the Tenant, the Landlord, his or its respective agents, employees, servants, partners, independent contractors, licensees, invitees, guests or visitors.

D.
This Agreement supersedes and cancels all prior negotiations and agreements between the Landlord and the Tenant. This Agreement may be amended or altered only by written agreement signed by both the Landlord and the Tenant.

E.
All amounts owed by the Tenant to the Landlord under this Agreement shall be deemed to be additional rent and shall be deemed due and payable on the fifth working day after the date the Landlord renders a statement of account therefore to the Tenant and shall bear interest at the rate of twelve percent (12%) per annum from the date due and payable until paid by the Tenant.

F.
So long as tenant has paid the rent and all other charges under this Agreement and has performed all obligations under this Agreement, then Tenant shall have quiet possession of the Premises during the Term.

G.	No consent or approval required of the Landlord in this Agreement may be unreasonably withheld.

H.	Canvassing, soliciting and peddling on the Real Estate are prohibited, and the Tenant shall cooperate to prevent the same.

28.
RULES AND REGULATIONS. The Landlord reserves the right to make commercially reasonable rules and regulations for the Premises and the Real Estate.  The Tenant shall abide by all commercially reasonable rules and regulations adopted by the Landlord pertaining to the operation and management of the Premises and the Real Estate. If any rules and regulations adopted by the Landlord are contrary to the provisions of this Agreement, the terms of this Agreement shall govern.

29.	GUARANTY OF TENANT’S OBLIGATIONS. Intentionally omitted.

30.	ADDITIONAL PROVISIONS.

A.
As a precondition to the effectiveness of this Lease, on or before the Commencement Date, Tenant shall provide Landlord with evidence that Tenant has secured Thirty Million Dollars ($30,000,000.00) in private equity funding. In the event such evidence is not provided to Landlord on at least sixty (60) days prior to the Commencement Date but in no event before January 1, 2007, then Landlord may terminate this Lease by written notice to Tenant given within ten (10) days of the Commencement Date.

B.
On November 1, 2008, upon Landlord’s request, Tenant shall deposit three months rent (“Security”) with the Landlord, which shall be held by the Landlord, without liability for interest, as security for performance by the Tenant of all of its obligations under this Agreement. The Landlord may apply all or any part of the Security for payment of any rent or other money, damage, or loss sustained by the Landlord because of the Tenant’s Default under this Agreement. If such application is made at any time during the Term, then the Tenant shall pay to the Landlord the amount so applied immediately after receipt of written demand from the Landlord. The Security shall be returned to the Tenant at the end of the Tenant’s occupancy of the Premises if the Tenant is not then in default under this Agreement. The Landlord may transfer the Security to any transferee of the Landlord’s interest in the Real Estate, and the Landlord will thereafter be discharged from any liability with respect to the Security.

31.	OPTIONS.

A.
Renewal Options. Provided no Default has occurred and is continuing, at the expiration of the initial Term hereof, Tenant shall have the option of extending the Term for one (1) additional two (2) year term (the “First Option Term”) at a rental rate of $7.25 psf. Tenant may exercise this option by giving Landlord written notice of its intention on or before the date that is six (6) months before the expiration of the then-current term. At the expiration of the First Option Term, provided no Default has occurred and is continuing, Tenant shall have the option of extending the Term for one (1) additional two (2) year term (the “Second Option Term”) at a rental rate of $7.50 psf. Tenant may exercise this option by giving Landlord written notice of its intention on or before the date that is six (6) months before the expiration of the then current term. At the expiration of the Second Option Term, Tenant shall have the option of extending the Term for one (1) additional five (5) year term (the “Third Option Term”) at a rental rate of $7.75 psf for the first two years of the Third Option Term and a rental rate of $8.00 psf for the final three years of the Third Option Term. Tenant may exercise this option by giving Landlord written notice of its intention on or before the date that is six (6) months before the expiration of the then current term.

B.
Right of First Refusal to Purchase the Building. In the event that Landlord shall desire to sell the Building, then Tenant shall have the privilege of purchasing the same pursuant to the terms and provisions of this Section 31B. Accordingly, Landlord agrees to give written notice to Tenant of its receipt of an offer, acceptable to Landlord, to purchase said Building, which notice shall contain the price and terms of the offer (“Sale Notice”). Tenant is hereby granted the right to purchase the Building for one hundred and one percent (101%) of the purchase price contained in the offer. Tenant shall have the option of exercising its rights hereunder within ten (10) business days from the date of Tenant’s receipt of the Sale Notice. In the event that Tenant elects not to exercise its rights hereunder within said ten (10) business day period, Landlord shall be free to sell the Building to the prospective purchaser upon the same terms and conditions as that set forth in the Sale Notice, provided the sale of the Building to such proposed purchaser shall occur within one hundred twenty (120) days following the earlier of (i) Tenant’s written notice that it will not exercise its rights hereunder or (ii) the expiration of the aforementioned ten (10) business day period and Tenant has not provided written notice of its election to exercise its rights hereunder. Should the sale of the Building not occur within one hundred twenty (120) days following the events described above, or should Landlord change the terms and conditions of the sale, Landlord shall have the obligation to re-offer the Building to Tenant as provided for above.

If Tenant fails to respond to any of Landlord’s notices within the time periods specified herein, time being of the essence, Tenant shall be deemed to have waived this right of first refusal, and this right of first refusal shall be deemed null and void and of no further force or effect. If Tenant shall elect to purchase the Building as herein permitted, within sixty (60) days following Tenant’s election notice on a date mutually agreeable to the parties, Landlord shall tender the following: (i) a fully executed bargain and sale deed with covenants against grantor’s acts; (ii) an affidavit of title with such information as is customarily required; (iii) such other documents as are customarily required by a purchaser and/or title company in sale transactions in Indiana and Seller shall tender the purchase price as set forth above subject to customary adjustments.

32.	TENANT SELF-HELP.

A.
Self-Help Events. Landlord shall operate and maintain the Building as required by this Lease to allow Tenant’s use of the Premises as permitted in this Lease. If, during the Term, Landlord fails to comply with this Section 32, such failure is not directly related to an act of Tenant, and such failure continues and is not remedied within fifteen (15) days after written notice thereof to landlord, such failure shall constitute a “Self-Help Event”; provided, however, that if the failure cannot, by its nature, be cured within such fifteen (15) day period, but Landlord has commenced and is diligently pursuing a cure of such failure, then no Self-Help Event shall be deemed to have happened so long as Landlord remedies the failure within a reasonable period of time.

B.
Tenant Rights. If a Self-Help Event has occurred and is continuing, Tenant shall have the right to cure any failure of Landlord for the account of Landlord. Furthermore, if there is an emergency which constitutes an immediate threat to the Premises or Tenant’s Property as a result of Landlord’s failure to perform any obligation under this Lease, Tenant shall have the right to perform any obligation that Landlord has failed to perform for the account of Landlord, without giving the notice and opportunity for cure required for a Self-Help Event to have occurred; Tenant shall, however, give such notice as may be reasonable under the circumstances (which notice may, for this purpose, consist of telephone notice).

C.
Landlord’s Reimbursement Obligation. Landlord shall pay Tenant, upon demand, all reasonable costs incurred by Tenant in curing Landlord’s failure or performing Landlord’s obligations under Section 32B, together with interest thereon at the rate of eight percent (8%) per annum from the date that is thirty (30) days after the date Landlord receives from Tenant an invoice for such costs until the date such costs are paid. If Landlord fails to pay Tenant such amounts within thirty (30) days after demand therefore, Tenant may deduct an equivalent amount from the next installments of Rent due under this Lease until Tenant has deducted an amount equal to the amounts due from Landlord.

D.
Rights Cumulative.  The various rights, remedies and elections of Tenant reserved, expressed or contained herein are cumulative and no one of them shall be deemed to be exclusive of the others or of such other rights, remedies, options or elections as arc now or may hereafter be conferred upon Tenant by law.

Lease between

Landlord:	ASHLAND NORTHWEST PARTNERS L.P.

By:	/s/ John T. Phair	Date:	10/18/06
John T. Phair

Tenant:	MONOSOL Rx, LLC

By:	/s/ Alexander M. Schobel	Date:	10/24/06
Alexander M. Schobel
Printed Name

STATE OF       Indiana           )
                                                   ) SS:
COUNTY OF        Porter         )

Before me, a Notary Public in and for said County and State, personally appeared

Alexander M. Schobel	,on behalf of

MonoSol Rx LLC	,the Tenant,

and acknowledged the execution of the foregoing Lease Agreement on 10/24 , 2006.

My Commission expires:

2.12.2009	/s/ Marsha J. Ellis
Notary Public

	Residing in	Indiana

	County of	Porter

STATE OF	Indiana	)
) SS:
COUNTY OF	St. Joseph	)

Before me, a Notary Public in and for said County and State, personally appeared

John T. Phair	, on behalf of

Ashland Northwest Partners, L.P.	, the Landlord,

and acknowledged the execution of the foregoing Lease Agreement on 10-18 , 2006.

My Commission expires:

11-14-2012	/s/ Carol L. Benscoter
Notary Public

	Residing in	Elkhart

	County of	Indiana

Exhibit A – Site Plan/Floor Plan

AVENTIS PHARMACEUTICAL BUILDING
AMERIPLEX AT THE PORT
PORTAGE, INDIANA
AMERIPLEX DRIVE
Parcel 1
Parcel 2
30 FUTURE CAR PARKING
TRUCK COURT
DANIEL BURNHAM DRIVE
SITE PLAN
SCALE: 1"=60'-0"
HOLLADAY PROPERTIES
Indianapolis Portage South Bend
Nashville Washington, D.C.
Dobrin + Associates, Ltd.
Architects / AIA
© 2003 Dobrin + Associates Ltd.

STATE OF INDIANA	LOCATION:	6465 AMERIPLEX DRIVE
COUNTY OF PORTER		PORTAGE, IN 46368

LEASE AMENDMENT NO. 1

This Lease Amendment (“Amendment”) is made as of October 24, 2011, by and between ASHLAND NORTHWEST PARTNERS L.P. (“Landlord”) and MONOSOL RX LLC (“Tenant”) and modifies that certain lease agreement executed between Landlord and Tenant on October 24, 2006 (the “Lease”).

WHEREAS, Landlord and Tenant executed that certain Lease dated October 24, 2006, whereby Landlord leased to Tenant, and Tenant accepted that part of the Ashland (the “Building”), identified as the entire building located at 6465 Ameriplex Drive consisting of approximately 72,912 square feet (the “Premises”).

NOW THEREFORE, in consideration of the mutual covenants in said Lease and in this Amendment contained, it is mutually covenanted and agreed by and between Landlord and Tenant to amend said Lease as follows:

1.	TERM. The term of this Lease shall be amended to reflect an Expiration Date of September 30, 2018.

2.	RENT. Commencing October 1, 2011, the rent for the 72,912 square feet, shall be amended as follows:

Years 1-3	10/1/11 – 9/30/14	$7.00 psf	$42,532.00 per month
Years 4-5	10/1/14 – 9/30/16	$7.25 psf	$44,051.00 per month
Years 6-7	10/1/16 – 9/30/18	$7.50 psf	$45,570.00 per month

3.
OPTION TO RENEW. Section 31. A. of the Lease is deleted and replaced in its entirety with the following: Provided no Default has occurred and is continuing, at the expiration of the initial Term hereof, Tenant shall have the option of extending the Term for one (1) additional four (4) year term from October 1, 2018 to September 30, 2022 (the “First Option Term”) at a rental rate of $7.75 psf. Tenant may exercise this option by giving Landlord written notice of its intention on or before the date that is six (6) months before the expiration of the then-current term. At the expiration of the First Option Term, provided no Default has occurred and is continuing, Tenant shall have the option of extending the Term for one (1) additional four (4) year term from October 1, 2022 to September 30, 2026 (the “Second Option Term”) at a rental rate of $7.75 psf with annual CPI adjustments after year 1. Tenant may exercise this option by giving Landlord written notice of its intention on or before the date that is six (6) months before the expiration of the then current term. The CPI adjustments will be based on the Annual Consumer Price Index (CPI) (Population Coverage: CPI-U; Area Coverage: U.S. City Average, Unadjusted; Series Title: All items; Index Base Period: 1982-84=100)

4.	EFFECTIVE DATE. The effective date of this Amendment shall be as first written above.

THAT EXCEPT FOR THIS AMENDMENT, the aforesaid Lease of October 24, 2006 remains in full force and effect both Landlord and Tenant severally covenant and agree to perform each and every covenant thereof and to abide by the provisions thereof.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment the day, month and year first above written.

Landlord:            ASHILAND NORTHWEST PARTNERS L.P.

By:	/s/ John T. Phair Pres of GP	Date:	10/24/11

Printed Name:	John T. Phair

Tenant:               MONOSOL RX LLC

By:	/s/ Keith J. Kendall	Date:	10/13/11

Printed Name:	Keith J. Kendall

SECOND AMENDMENT TO LEASE AGREEMENT

This Second Amendment to Lease Agreement (the “Amendment”) is made and entered into this 8th day of February, 2018, by and between Aquestive Therapeutics, Inc., a successor in interest to Monosol Rx LLC (Tenant) and Space Center Atlanta, Inc., a successor in interest to Ashland Northwest Partners LP (Landlord), and collectively the “Parties”.

RECITALS:

●	Monosol Rx LLC, as tenant, and Ashland Northwest Partners LP, as landlord, entered into a lease agreement on October 24, 2006 (the “Lease Agreement”), for a building commonly known as 6465 Ameriplex Drive, Portage, Indiana (the “Building”).
●	The Lease Agreement was subsequently amended by Monosol Rx LLC and Ashland Northwest Partners LP on October 24, 2011, Lease Amendment No. 1.
●	On May 7, 2013, Space Center Atlanta, Inc. acquired the Building from Ashland Northwest Partners LP and the Lease Agreement was assigned by Ashland Northwest Partners LP to Space Center Atlanta, Inc. on that date.
●	Effective Janaury 1, 2018, MonoSol Rx LLC converted from a Delaware Limited Liability Company to a Delaware Corporation and changed its name to Aquestive Therapeutics, Inc.
●	The Parties desire to amend the Lease Agreement to reflect the above assignment and name change.

NOW, THEREFORE, in consideration of the foregoing recitals, the covenants and conditions set forth in this Amendment and other good and valuable consideration in hand paid, the receipt and sufficiency of which is hereby mutually acknowledged, the Parties agree as follows:

1.	All references to “Ashland Northwest Partners LP” as Landlord contained in the Lease Agreement and Lease Amendment No. 1 are hereby deleted and replaced with “Space Center Atlanta, Inc.”

2.	All references to “Monosol Rx LLC” as Tenant contained in the Lease Agreement and Lease Amendment No. 1 are hereby deleted and replaced with “Aquestive Therapeutics, Inc.”

3.	Except as specifically modified in this Second Amendment to Lease Agreement, the terms and conditions of the Lease Agreement, as amended, shall remain in full force and effect.

THE SIGNATURE PAGE FOLLOWS

IN WITNESS WHEREOF, the Parties have executed this Second Amendment to Lease Agreement on the day first above written intending to be bound by its terms.

LANDLORD:		TENANT:

Space Center Atlanta, Inc.		Aquestive Therapeutics, Inc.

By:	/s/ [Illegible]	By:	/s/ [Illegible]

Its:	Vice President	Its:	Vice President, Finance
	2/8/18		2/8/18